Exhibit (a)(1)(E)
I. WELCOME SCREEN
WELCOME
We are pleased to announce that Aruba Networks, Inc. (“Aruba” or the “Company”) is officially launching its Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”) on February 17, 2009. The Offer and withdrawal rights will remain open until March 17, 2009 at 9:00 p.m., U.S. Pacific Time, unless the Offer is extended. You may take advantage of the Offer to Exchange with respect to your Eligible Options (as defined below).
An option will be deemed to be an “Eligible Option” if it meets each of the following conditions:
(i)	The option was granted under the Company’s 2002 Stock Plan or 2007 Equity Incentive Plan.

(ii)	The option was granted prior to February 10, 2009, with an exercise price per share greater than or equal to $3.00.

(iii)	The option is held by an individual who is, on the date of grant of the new option, a current employee of the Company (or any Aruba subsidiary) and not located in China, France, India or the Netherlands. However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate.

(iv)	The option is outstanding on the expiration date of the Offer.
The specifics of the program are described in the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits.
The “Schedule TO — Tender Offer Statement Filed with the SEC” is available by clicking on this hyperlink: Schedule TO.
We urge you to read the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits carefully.
You may call Jeannette Bjoernsen at (408) 754-8414 with any questions.
To elect to participate in the Offer with respect to your Eligible Options please see the key steps described below.
Key Steps
In order to participate in the Offer, please follow these steps:

•	Please review the following important documents for detailed information on the Aruba Offer to Exchange Certain Outstanding Options for New Options by clicking on the links below:
1.	Offer to Exchange Certain Outstanding Options for New Options

2.	Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”)

3.	Election Form

4.	Agreement to Terms of Election (“Election Agreement”)
•	Click on the “Read Instructions” button below to proceed with your election. After reading the Instructions, click on the “Make an Election” button. You will need to make the appropriate selections next to each of your Eligible Options to indicate whether or not you are tendering your Eligible Options for exchange in accordance with the terms of the Offer.

•	After completing the Election Form, you will be directed to the Agreement to Terms of Election. Once you have read and agreed to such terms, you will be allowed to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you should click on the “Confirm” button to formally finalize your election. Only after you click on the “Confirm” button will your election by finalized.

•	Please print and retain a copy of your finalized Election for your records. You will also receive an e-mail confirming your election. If you do not receive a confirming e-mail within two (2) business days following the date of your election, please contact Jeannette Bjoernsen at the number listed above.
KEY DATES TO REMEMBER
The commencement date of the Offer is February 17, 2009.
The Offer expires at 9:00 p.m., U.S. Pacific Time, on March 17, 2009 (unless we extend the Offer).
The Eligible Options that have been tendered will be cancelled on March 17, 2009 or, if the Offer is extended, the date of the expiration of the Offer.
The new options will be granted on March 17, 2009 or, if the Offer is extended, the date of the expiration of the Offer.

READ INSTRUCTIONS

II. INSTRUCTIONS
Instructions Forming Part of the Terms and Conditions of the Offer
     1. Definitions. All terms used but not defined herein have the meanings given to such terms in the Offer to Exchange Certain Outstanding Options for New Options, dated February 17, 2009 (the “Offer to Exchange”).
     2. Delivery of Election Form. A properly completed and duly executed Election Form must be received by Aruba by 9:00 p.m. Pacific Time on March 17, 2009 (unless the Offer is extended). We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form (either electronically through the Offer website or through a paper Election Form) from you before the expiration of the Offer, we will not accept your Eligible Options for exchange, and such Eligible Options will not be exchanged pursuant to this Offer.
     If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.
     Aruba intends to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation that Aruba received your response, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt after two (2) U.S. business days have elapsed, you may call Jeannette Bjoernsen at (408) 754-8414.
     You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the Expiration Date, which is expected to be March 17, 2009, at 9:00 p.m. Pacific Time, unless the Offer is extended. If we extend the Expiration Date, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. Pacific Time on March 17, 2009 (unless we extend the Offer).
     To validly change your election, you must access the Offer website at http://optx/ and complete and deliver a new Election Form electronically or fill-out and deliver a new paper Election Form to Jeannette Bjoernsen at Aruba via hand delivery or facsimile at (408) 541-1361 prior to the expiration of the Offer. You should print or make a copy of your new, completed Election Form and keep those documents with your other records for the Offer.
     While participation in the Offer is completely voluntary, if you elect not to exchange some or all of your Eligible Options pursuant to the Offer, then you will retain the Eligible Options under their original terms.
     3. Exchange. If you intend to exchange your Eligible Options pursuant to the Offer, you must access your account at the Offer website at http://optx/, properly complete and submit the Election Form or fill out and properly submit a duly executed and dated paper Election Form.

     4. Signatures on the Election Form. If you submit your Election Form through the Offer website, you must properly make your election(s) and agree to the terms and conditions of the Offer as directed on the website. If you submit a paper Election Form you must physically sign the Election Form.
     5. Requests for Assistance or Paper Copies. If you need paper copies of the Offer documents or the Election Forms, you should contact Jeannette Bjoernsen at (408) 754-4818 or jbjoernsen@arubanetworks.com. Copies will be furnished promptly at Aruba’s expense. You can also view and print documents at http://optx/.
     For general questions concerning this Offer, please call Jeannette Bjoernsen at (408) 754-8414.
     6. Reservation of Rights. Aruba reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to make or withdraw elections with respect to Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.
     We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.
     Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.
     7. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 14 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedule C of the Offer to Exchange. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the U.S. federal, state, local and any non-U.S. tax or other legal consequences of participating or not participating in the Offer.
     8. Copies. If you submit your Election Form through the Offer website, you should print a copy of your Print Confirmation page and retain it for your records. If you submit a paper Election Form, you should make a copy of your paper Election Form and retain it for your records.
     9. Paper Delivery. Please remember that if you are not able to submit your election electronically via the Offer website as a result of technical failures of the Offer website, such as the Offer website being unavailable or the Offer website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form or contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY ARUBA BY 9:00 P.M. PACIFIC TIME ON MARCH 17, 2009 (UNLESS WE EXTEND THE OFFER).

PREVIOUS SCREEN	MAKE AN ELECTION

III. MAKE AN ELECTION
Election Form
RE: TENDER OF ELIGIBLE STOCK OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
THE OFFER EXPIRES AT 9 P.M., PACIFIC TIME, ON MARCH 17, 2009, UNLESS THE OFFER IS EXTENDED
NAME:
Employee ID:
Before making your election, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange; (2) the Instructions; (3) this Election Form; and (4) the Election Agreement. The Offer is subject to the terms of these documents as they may be amended. The Offer provides Eligible Employees who hold Eligible Options the opportunity to exchange these options for New Options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on March 17, 2009, unless extended.
If you wish to participate in the Offer, please select “Yes” in the “Exchange Entire Eligible Option” column. Please note that if “No” is selected under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged, and your Eligible Option will remain outstanding subject to its original terms.

Original		Exercise	Total Shares
Grant	Option	Price Per	Eligible For	Exchange Entire		Eligible Portion
Date	Number	Share	Offer	Eligible Portion	Created Date	Modified By
¡Yes ¡ No
¡Yes ¡ No
¡Yes ¡ No
¡Yes ¡ No
¡Yes ¡ No
In accordance with the terms outlined in the Offer documents if you elect to exchange your Eligible Options, your exchanged options will be exchanged for New Options on a one-for-one basis, as described in Section 2 of the Offer to Exchange. Each New Option will vest in accordance with the following schedule: one-third (1/3) of the shares subject to each New Option will vest on the one-year anniversary of the New Option Grant Date, with the remainder vesting in equal monthly installments over the following two (2) years. See Section 9 of the Offer to Exchange for further details. Vesting on any date is subject to your continued service to Aruba or its subsidiaries through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the Offer.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you agree that Aruba may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to Aruba and to any third parties assisting Aruba with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere.
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.

PREVIOUS SCREEN	SUBMIT

Agreement to Terms of Election
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.
If you would like to participate in this Offer, please indicate your election by making the appropriate selection(s) on the Election Form, and if submitting a paper Election Form, please return the completed and signed Election Form to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009, unless the Offer is extended.
You may withdraw this election by submitting a new properly completed and signed Election Form prior to the expiration date which will be 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the Offer.
By clicking “I AGREE” button below, I understand and agree to all of the following:
     1. I hereby agree to exchange my Eligible Options for new options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange, dated February 17, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Election Form will be cancelled on March 17, 2009 or, if the Offer is extended, on the extended expiration date. A new option will be granted to me on March 17, 2009 in accordance with the terms of the Offer or, if the Offer is extended, on the date of the expiration of the Offer.
     2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on March 17, 2009, unless Aruba, in its discretion, extends the period of time during which the Offer will remain open.
     3. If I cease to be employed by Aruba or its subsidiaries before Aruba grants me new options in exchange for my Eligible Options, I will not receive any new options. Instead, I will keep my current Eligible Options, and they will expire in accordance with their terms.
     4. Until March 17, 2009, I will have the right to amend the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after that date I will have no ability to amend my election unless the Offer is extended. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Offer shall be binding. Until the Offer period closes on March 17, 2009, I may withdraw my tendered Eligible Options at any time prior to Aruba’s acceptance of such options for exchange pursuant to the Offer.
     5. The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Aruba of my Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between Aruba and me upon the terms and subject to the conditions of the Offer.
     6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Election Form are true and correct.
     7. I am not required to tender some or all of my Eligible Options pursuant to the Offer.
     8. Aruba and/or any independent firms hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.
     9. Under certain circumstances set forth in the Offer to Exchange, Aruba may terminate or amend the Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the

Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.
     10. I understand that, if I do not clearly mark my selection(s) electing to exchange each of my Eligible Options on the Election Form, such Eligible Options will not be exchanged.
I understand that neither Aruba nor the Board of Directors of Aruba is making any recommendation as to whether I should accept or refrain from accepting the Offer, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the exchanged options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Aruba common stock may provide little or no basis for predicting what the market price of Aruba common stock will be when Aruba grants me new options in exchange for my tendered Eligible Options or at any other time in the future.
Please read the Offer to Exchange; the Instructions; the Election Form; and the Agreement to Terms of Election.

PREVIOUS SCREEN	I AGREE

Election Exchange Review
You have made the following election with respect to your Eligible Options:

Original		Exercise	Total Shares
Grant	Option	Price Per	Eligible For	Exchange Entire		Eligible Portion
Date	Number	Share	Offer	Eligible Option	Created Date	Modified B
☑
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 9:00 p.m., Pacific Time, on March 7, 2009, unless we extend the Offer.
Is this information correct? If yes, click “Confirm” to continue. If no, click “Previous Screen.”

PREVIOUS SCREEN	CONFIRM

Print Confirmation
Your election information has been recorded as follows:

Original		Exercise	Total Shares
Grant	Option	Price Per	Eligible For	Exchange Entire		Eligible Portion
Date	Number	Share	Offer	Eligible Option	Created Date	Modified By
☑
PRINT THIS PAGE: Click the “Print” button below and save a copy. This will serve as confirmation of your election in the event our system does not register your election or provide you with an e-mailed confirmation statement after your submission. If you do not receive a confirmation e-mail within two (2) business days after your submission, please forward a copy of this Print Confirmation page via e-mail to jbjoernsen@arubanetworks.com.

PRINT

IV. FAQs
Frequently Asked Questions
This is an informational FAQ only. We urge you to read the Schedule TO, the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”) and related materials filed with the Securities and Exchange Commission (the “SEC”) for important information about the offer. You can access these materials at the SEC’s website at www.sec.gov or request paper copies by contacting Jeannette Bjoernsen at jbjoernsen@arubanetworks.com.
Note: Capitalized terms used but not defined herein have the meanings given to such terms in the Offer to Exchange.
Q1.	Why is Aruba making this offer?

A1.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own new options that over time may have a greater potential to increase in value. (See Section 3 on page 30 of the Offer to Exchange.)

Q2.	Who may participate in this offer?

A2.	You may participate in this offer if you are an Eligible Employee. You are an “Eligible Employee” if you are an active employee of Aruba or its subsidiaries or affiliates (other than an employee located in China, France, India or the Netherlands) at the time of this offer, you remain an Eligible Employee through the Expiration Date and the date of grant for New Options, and you hold Eligible Options. However, our Executive Officers and members of our board of directors may not participate in this offer. (See Section 1 on page 29 of the Offer to Exchange.)

Q3.	Which options are eligible for exchange?

A3.	All options granted under the Plans, whether vested or unvested, that were granted prior to February 10, 2009 with an exercise price per share greater than or equal to $3.00 and that are outstanding as of the Cancellation Date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after the commencement of this offer, but before the Expiration Date, that particular option grant is not eligible for exchange. (See Section 2 on page 29 of the Offer to Exchange.)

Q4.	Are there circumstances under which I would not be granted New Options?

A4.	Yes. If, for any reason, you are no longer an employee of Aruba or one of its subsidiaries or affiliates on the New Option Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options, and they will expire in accordance with their terms. If you are a U.S. employee, your employment with Aruba will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 on page 29 of the Offer to Exchange.)

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 42 of the Offer to Exchange.)

Q5.	How do I participate in this offer?

A5.	If you are an Eligible Employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website. If you wish to participate in this offer, you must access the offer website, within the Company’s intranet, and click on the “Make an Election” tab. You will be directed to your electronic election form that contains the following personalized information with respect to each Eligible Option you hold:
•	the grant date indicated for the Eligible Option on the applicable option agreement;

•	the current exercise price per share in effect for the Eligible Option;

•	the number of shares of the Company’s common stock exchangeable under the Eligible Option; and

•	the election alternatives available to you.
You will need to make the appropriate selection next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the electronic election form, you will be directed to the Agreement to Terms of Election. Once you have read and agreed to such terms, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, click on the “Confirm” button to finalize your election. Please print and keep a copy of the completed Election Form for your records. At this point, you will have completed the election process.
If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.
You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on March 17, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.
If you wish to change your election to participate in this offer, you must access the offer website at http://optx/ and complete a new electronic election form before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new paper election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361 before 9:00 p.m., Pacific Time, on March 17, 2009, unless we extend the offer. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.
To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding Eligible Options.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 on page 31 of the Offer to Exchange.)
We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.
The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form to Jeannette Bjoernsen by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only via the offer website or in paper form via hand delivery or facsimile to Jeannette Bjoernsen. Responses submitted by any other means are not permitted. (See Section 4 on page 31 of the Offer to Exchange.)
Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary. To help you determine your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your Eligible Options. (See Section 2 on page 29 and Section 14 on page 42 of the Offer to Exchange.)

Q7.	How many New Options will I receive for the options that I exchange?

A7.	Subject to the terms of this offer and upon our acceptance of your properly tendered options, your Exchanged Options will be exchanged for New Options one a one-for-one basis.

Example: If you exchange 1,000 Eligible Options, you will receive 1,000 New Options at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be March 17, 2009. (See Section 2 on page 29 of the Offer to Exchange.)

Q8.	What will be the exercise price of my New Options?

A8.	The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the Nasdaq Global Market on the New Option Grant Date, which is expected to be March 17, 2009.

We cannot predict the exercise price of the New Options. (See Section 9 on page 37 of the Offer to Exchange.)

Q9.	When will my New Options vest and be exercisable?

A9.	The New Options will vest in accordance with the following schedule: one-third (1/3) of the shares subject to each New Option will vest on the one-year anniversary of the New Option Grant Date, with the remaining shares vesting in equal monthly installments over the following two (2)

years. Vesting on any date is subject to your continued service to Aruba or its subsidiaries through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law. (See Section 9 on page 37 of the Offer to Exchange.)
Q10.	Do I have to exchange all of my Eligible Options?

A10.	No. You may pick and choose which of your outstanding option grants you wish to exchange. This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:
•	Your first option grant covering the entire remaining 300 shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares,

•	Two of your three option grants,

•	All three of your option grants, or

•	None of your option grants.
These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 29 of the Offer to Exchange.)

Q11.	When will my Exchanged Options be cancelled?

A11.	Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be March 17, 2009 unless the offer period is extended. (See Section 6 on page 34 of the Offer to Exchange.)

Q12.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A12.	Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Options. We expect that the New Option Grant Date will be March 17, 2009. In order to vest in the shares covered by the new option grant, you will need to remain an employee or service provider of Aruba through the applicable vesting dates, as described in Q&A 9. (See Section 1 on page 29 of the Offer to Exchange.)

Q13.	When will I receive the New Options?

A13.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be March 17, 2009. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. You will receive your grant paperwork after the expiration of the offer. (See Section 6 on page 34 of the Offer to Exchange.)

Q14.	Can I exchange shares of Aruba common stock that I acquired upon exercise of Aruba options?

A14.	No. This offer relates only to outstanding Aruba options. You may not exchange shares of Aruba common stock in this offer. (See Section 2 on page 29 of the Offer to Exchange.)

Q15.	Will I be required to give up all of my rights under the cancelled options?

A15.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled, and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be March 17, 2009. (See Section 6 on page 34.)

Q16.	Will the terms and conditions of my New Options be the same as my Exchanged Options?

A16.	The terms and conditions of your New Options may vary from the terms and conditions of your Exchanged Options, but such changes generally will not substantially and adversely affect your rights, except that your New Options may have a different exercise price, will be classified as nonstatutory stock options for U.S. tax purposes, will have a new three (3) year vesting period from the New Option Grant Date and a maximum term of seven (7) years from the New Option Grant Date. (See Section 9 on page 37 of the Offer to Exchange) However, if you are an employee outside the U.S., you should carefully review Schedule C attached to the Offer to Exchange for the applicable country(ies) to determine whether different terms will apply.

Your New Options will be granted under and subject to the terms and conditions of the 2007 Equity Incentive Plan and an option agreement between you and Aruba, including any relevant country-specific provisions set forth in the agreement. The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which the Offer to Exchange has been filed. Additionally, your new option agreement will reflect any vesting acceleration provided for under your existing option agreement.

Q17.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A17.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain their current term. (See Section 6 on page 34 of the Offer to Exchange.)

Q18.	How does Aruba determine whether an option has been properly tendered?

A18.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4 on page 31 of the Offer to Exchange.)

Q19.	Will I have to pay taxes if I participate in the offer?

A19.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the New Option Grant Date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14 on page 42 of the Offer to Exchange.)

If you participate in the offer and are subject to tax and/or social insurance contributions in a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read Schedule C attached to the Offer to Exchange for the applicable country(ies) of residence which discusses the tax and other relevant legal consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q20.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A20.	The New Options granted in exchange for your old options will be granted as nonstatutory stock options, even if your old options were classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 of the Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 on page 37 and Section 14 on page 42 of the Offer to Exchange.)

Q21.	Will I receive an option agreement?

A21.	Yes. All New Options will be subject to an option agreement between you and Aruba, including any relevant country-specific provisions set forth in the agreement, as well as to the terms and conditions of the 2007 Equity Incentive Plan. (See Section 9 on page 37 of the Offer to Exchange.) The current forms of option agreements for grants made under the 2007 Equity Incentive Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which the Offer to Exchange has been filed.

Q22.	Are there any conditions to this offer?

A22.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of the Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2 on page 29 and Section 7 on page 35 of the Offer to Exchange.)

Q23.	If you extend the offer, how will you notify me?

A23.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled Expiration Date. (See Section 2 on page 29 and Section 16 on page 44 of the Offer to Exchange.)

Q24.	How will you notify me if the offer is changed?

A24.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 2 on page 29 and Section 16 on page 44 of the Offer to Exchange.)

Q25.	Can I change my mind and withdraw from this offer?

A25.	Yes. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new election form at any time until the extended offer expires, electing to retain your Eligible Options under their existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date. (See Section 5 on page 33 of the Offer to Exchange.)

Q26.	How do I change my election?

A26.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date:
1.	Access the offer website and complete a new electronic election form; or

2.	If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new election form and return it to Jeannette Bjoernsen at the Company via hand delivery or facsimile at (408) 541-1361. To obtain a paper election form, please contact Jeannette Bjoernsen at (408) 754-8414 or jbjoernsen@arubanetworks.com.
The delivery of all documents is at your risk. Aruba intends to confirm the receipt of your new electronic election form (or paper election form) by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your electronic election form (or paper election form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may e-mail Jeannette Bjoernsen at jbjoernsen@arubanetworks.com.

Only electronic election forms (or paper election forms) that are complete, signed (electronically or otherwise) and actually received by Aruba by the deadline will be accepted. Election or paper election forms may be submitted only via the offer website or by hand delivery or facsimile to Jeannette Bjoernsen. Election or paper election forms submitted by any other means, including interoffice, e-mail, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5 on page 33 of the Offer to Exchange.)
Q27.	What if I withdraw my election and then decide again that I want to participate in this offer?

A27.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the Expiration Date, in accordance with the procedures described in Q&A 26 and Section 4. (See also Q&A 5 and see Section 5 on page 33 of the Offer to Exchange.)

Q28.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A28.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 10 of the Offer to Exchange for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the New Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 on page 30 of the Offer to Exchange.)

Q29.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A29.	For additional information or assistance, you should contact Jeannette Bjoernsen, our Stock Plan Manager, at:
Aruba Networks, Inc.
1344 Crossman Avenue
Sunnyvale, California 94089
Tel: (408) 754-8414
E-mail: jbjoernsen@arubanetworks.com
(See Section 10 on page 40 of the Offer to Exchange.)